Exhibit 99.1

Contact:

Eric Slusser, Chief Financial Officer

Ben Bier, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Announces 3rd Quarter Results; Increases 2015 Guidance Range

ST. LOUIS, October 27, 2015 — Express Scripts Holding Company (Nasdaq: ESRX) announced 2015 third quarter net income attributable to Express Scripts stockholders of $661.7 million, or $0.97 per diluted share. Adjusted earnings per diluted share, as detailed in Table 4, were $1.45 for the third quarter.1

“With the rising cost of prescription drugs, we are continuing our mission to make medicine more affordable and accessible for clients and patients,” said George Paz, Chairman and CEO. “Our innovative solutions, focused scale, specialized care and unmatched leadership manages cost more favorably for payers while improving health outcomes of our patients. Effective pharmacy benefit management has never been more critical to ensuring a cost-effective healthcare system in our country, and Express Scripts uniquely delivers.”

“We are confident in the upper range of our expected retention rate, a reflection of the trust clients have in Express Scripts,” said Tim Wentworth, President. “Our core capabilities are differentiated and are in greater demand in the marketplace. Accredo, our specialty pharmacy, is one of our leading differentiators providing the best, most convenient care for patients with complex diseases. Our pharma services organization continues to provide differentiated value to manufacturers who want to bring innovative drugs to market in the safest way possible. It is clear that our unique collection of cost-saving solutions and our business model of client alignment position us well for continued growth.”

Third Quarter 2015 Review

The following compares third quarter 2015 and 2014 operating results:

•	Adjusted claims of 328.3 million, flat – See Table 1

•	Adjusted EBITDA of $1,808.3 million, up 4% – See Table 3

•	Adjusted EBITDA per adjusted claim of $5.51, up 4% – See Table 3

•	GAAP net income of $661.7 million, up 14%

•	Adjusted net income of $989.8 million, up 3% – See Tables 5 and 5A

•	GAAP diluted earnings per share of $0.97, up 24%

•	Adjusted diluted earnings per share of $1.45, up 12% - See Table 4

•	Net cash flow provided by operating activities of $793.0 million, up 82%

[1]	All net income, earnings per share, adjusted EBITDA, adjusted EBITDA per adjusted claim, adjusted net income and adjusted earnings per share amounts are presented as attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates.

2015 Guidance

The Company raised and narrowed its adjusted diluted earnings per share guidance from a range of $5.46 to $5.54 to a range of $5.51 to $5.55, which represents growth of 13% to 14% over 2014. Additional details on this guidance can be found in Table 6 including items excluded from the range.

The Company expects the following for the fourth quarter of 2015:

	Estimated Quarter Ending December 31, 2015	Year Over Year Change
Adjusted claims	333 million to 353 million	(1%) to 5%
Adjusted earnings per diluted share	$1.54 to $1.58	11% to 14%

2016 Business Outlook

The Company is increasing its retention rate for the 2015 selling season from a range of 95% - 97% to a range of 96% - 97% (excluding Coventry). Although 2016 claims volume will be determined by retention rate, organic growth and new sales, the Company’s current estimate for 2016 adjusted claims remains unchanged in the range of 1,255 million to 1,295 million.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, our 2015 guidance and our statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in Part I, Item 2 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on October 27, 2015, and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2015. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2015	2014	2015	2014
Revenues(*)	$25,222.6	$25,778.5	$75,576.4	$74,574.5
Cost of revenues (*)	23,049.1	23,705.5	69,437.7	68,743.4

Gross profit	2,173.5	2,073.0	6,138.7	5,831.1
Selling, general and administrative	1,007.3	1,088.6	3,013.2	3,171.5

Operating income	1,166.2	984.4	3,125.5	2,659.6

Other (expense) income:
Interest income and other	7.8	15.5	19.1	36.9
Interest expense and other	(128.4)	(201.6)	(377.1)	(460.8)

	(120.6)	(186.1)	(358.0)	(423.9)

Income before income taxes	1,045.6	798.3	2,767.5	2,235.7
Provision for income taxes	378.2	209.2	1,046.9	789.4

Net income	667.4	589.1	1,720.6	1,446.3
Less: Net income attributable to non-controlling interest	5.7	6.8	17.7	20.5

Net income attributable to Express Scripts	$661.7	$582.3	$1,702.9	$1,425.8

Weighted-average number of common shares outstanding during the period:
Basic	676.3	738.1	693.1	757.1
Diluted	682.2	746.0	699.5	766.1

Earnings per share:
Basic	$0.98	$0.79	$2.46	$1.88
Diluted	$0.97	$0.78	$2.43	$1.86

(*)	Includes retail pharmacy co-payments of $2,161.5 million and $2,418.3 million for the three months ended September 30, 2015 and 2014, respectively, and $7,118.2 million and $7,894.7 million for the nine months ended September 30, 2015 and 2014, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

	September 30,	December 31,
(in millions)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$438.2	$1,832.6
Receivables, net	7,391.1	5,979.8
Inventories	1,730.4	2,113.2
Deferred taxes	359.9	390.8
Prepaid expenses and other current assets	354.8	251.7

Total current assets	10,274.4	10,568.1
Property and equipment, net	1,343.1	1,584.0
Goodwill	29,277.9	29,280.9
Other intangible assets, net	10,961.5	12,255.2
Other assets	139.6	110.7

Total assets	$51,996.5	$53,798.9

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$8,738.6	$8,488.2
Accounts payable	3,273.0	3,137.3
Accrued expenses	2,353.0	2,836.1
Current maturities of long-term debt	1,649.2	2,555.3

Total current liabilities	16,013.8	17,016.9
Long-term debt	14,037.7	11,012.7
Deferred taxes	4,621.8	4,923.2
Other liabilities	777.0	782.1

Total liabilities	35,450.3	33,734.9

Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value; shares issued: 853.9 and 848.6, respectively; shares outstanding: 676.3 and 726.1, respectively	8.5	8.5
Additional paid-in capital	22,140.4	22,671.4
Accumulated other comprehensive (loss) income	(10.7)	2.1
Retained earnings	7,623.3	5,920.4

	29,761.5	28,602.4

Common stock in treasury at cost, 177.6 and 122.5 shares, respectively	(13,223.2)	(8,548.2)

Total Express Scripts stockholders’ equity	16,538.3	20,054.2

Non-controlling interest	7.9	9.8

Total stockholders’ equity	16,546.2	20,064.0

Total liabilities and stockholders’ equity	$51,996.5	$53,798.9

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
(in millions)	2015	2014
Cash flows from operating activities:
Net income	$1,720.6	$1,446.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,727.7	1,658.2
Deferred income taxes	(270.5)	(272.9)
Employee stock-based compensation expense	86.8	82.3
Other, net	(45.3)	(17.1)
Changes in operating assets and liabilities:
Accounts receivable	(1,468.7)	(2,420.3)
Inventories	382.7	81.3
Other current and noncurrent assets	(139.7)	(146.3)
Claims and rebates payable	250.4	1,047.2
Accounts payable	172.2	93.1
Accrued expenses	(425.0)	40.1
Other current and noncurrent liabilities	(16.9)	32.7

Net cash flows provided by operating activities	1,974.3	1,624.6

Cash flows from investing activities:
Purchases of property and equipment	(177.1)	(327.0)
Other, net	19.2	7.7

Net cash used in investing activities	(157.9)	(319.3)

Cash flows from financing activities:
Proceeds from long-term debt, net of discounts	5,500.0	2,490.1
Treasury stock acquired	(5,500.0)	(3,673.5)
Repayment of long-term debt	(3,353.3)	(1,723.7)
Net proceeds from employee stock plans	155.0	419.4
Excess tax benefit relating to employee stock compensation	53.0	75.4
Other	(58.8)	(46.2)

Net cash used in financing activities	(3,204.1)	(2,458.5)

Effect of foreign currency translation adjustment	(6.7)	(3.4)

Net decrease in cash and cash equivalents	(1,394.4)	(1,156.6)
Cash and cash equivalents at beginning of period	1,832.6	1,991.4

Cash and cash equivalents at end of period	$438.2	$834.8

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Claims Volume
Network	232.8	231.3	680.1	693.0
Home delivery and specialty (1)	30.0	33.1	90.4	95.6

Total claims	262.8	264.4	770.5	788.6

Adjusted network	240.8	231.3	692.8	693.0
Adjusted home delivery and specialty (1)	87.5	97.0	264.3	279.8

Total adjusted claims(2)	328.3	328.3	957.1	972.8

Depreciation and Amortization (D&A):
Revenue amortization(3)	$23.8	$28.5	$71.4	$85.5
Cost of revenues depreciation	25.2	33.2	101.7	95.9
Selling, general and administrative depreciation	124.8	72.1	327.7	244.7
Selling, general and administrative amortization(3)	409.0	413.2	1,226.9	1,232.1

Total D&A	$582.8	$547.0	$1,727.7	$1,658.2

Generic Fill Rate*
Network	85.1%	84.0%	85.2%	83.7%
Home delivery	80.3%	77.5%	79.6%	76.9%
Overall	84.5%	83.1%	84.5%	82.9%

Note: See Appendix for Footnotes

*	The home delivery generic fill rate is currently lower than the network generic fill rate as fewer generic substitutions are available among maintenance medications (e.g. therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications which are primarily dispensed by pharmacies in our retail networks.

Table 2

Calculation of Express Scripts Holding Company Adjusted Gross Profit and SG&A

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gross profit, as reported	$2,173.5	$2,073.0	$6,138.7	$5,831.1
Amortization of intangible assets (3)	23.8	28.5	71.4	85.5
Transaction and integration costs (4)	45.2	65.0	140.6	281.4

Adjusted gross profit	$2,242.5	$2,166.5	$6,350.7	$6,198.0

Selling, general and administrative, as reported	$1,007.3	$1,088.6	$3,013.2	$3,171.5
Amortization of intangible assets (3)	409.0	413.2	1,226.9	1,232.1
Transaction and integration costs (4)	68.2	157.7	197.2	412.8
Legal settlement (5)	—	—	60.0	—

Adjusted selling, general and administrative	$530.1	$517.7	$1,529.1	$1,526.6

Note: See Appendix for Footnotes

The Company is providing adjusted gross profit and adjusted selling, general and administrative expenses attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 3

Express Scripts Holding Company EBITDA and Adjusted EBITDA Reconciliation

(in millions, except per claim data)

Provided below is a reconciliation of net income attributable to Express Scripts to EBITDA and Adjusted EBITDA attributable to Express Scripts. The Company believes net income is the most directly comparable measure calculated under U.S. GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to Express Scripts, as reported	$661.7	$582.3	$1,702.9	$1,425.8
Provision for income taxes	378.2	209.2	1,046.9	789.4
Depreciation and amortization*	582.8	547.0	1,727.7	1,658.2
Other expense	120.6	186.1	358.0	423.9

EBITDA attributable to Express Scripts, as reported	1,743.3	1,524.6	4,835.5	4,297.3
Transaction and integration costs (4)*	65.0	214.6	219.4	648.1
Legal settlement (5)	—	—	60.0	—

Adjusted EBITDA attributable to Express Scripts	$1,808.3	$1,739.2	$5,114.9	$4,945.4

Total adjusted claims(2)	328.3	328.3	957.1	972.8

Adjusted EBITDA attributable to Express Scripts, per adjusted claim	$5.51	$5.30	$5.34	$5.08

Note: See Appendix for Footnotes

The Company is providing EBITDA and adjusted EBITDA excluding the impact of certain charges (both of which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

EBITDA attributable to Express Scripts is earnings before income taxes, depreciation and amortization and other expense, or alternatively calculated as operating income plus depreciation and amortization. EBITDA attributable to Express Scripts is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA attributable to Express Scripts, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA attributable to Express Scripts may not be comparable to that used by other companies.

Adjusted EBITDA attributable to Express Scripts per adjusted claim is a supplemental measurement used by analysts and investors to help evaluate overall operating performance. We have calculated adjusted EBITDA attributable to Express Scripts excluding transaction and integration costs recorded each year, and a legal settlement, as these charges are not considered an indicator of ongoing company performance. Adjusted EBITDA attributable to Express Scripts per adjusted claim is calculated by dividing adjusted EBITDA attributable to Express Scripts by the adjusted claim volume for the period. This measure is used as an indicator of EBITDA attributable to Express Scripts performance on a per-unit basis. Adjusted EBITDA attributable to Express Scripts, and as a result, adjusted EBITDA attributable to Express Scripts per adjusted claim, are each affected by the changes in claim volumes between retail and home delivery, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business.

*	Depreciation and amortization for the three months ended September 30, 2015 and 2014 presented above includes $48.4 million and $8.1 million, respectively, of depreciation related to the integration of Medco Health Solutions, Inc. (“Medco”) which is not included in transaction and integration costs. Depreciation and amortization for the nine months ended September 30, 2015 and 2014 presented above includes $118.4 million and $46.1 million, respectively, of depreciation related to the integration of Medco which is not included in transaction and integration costs.

Table 4

Calculation of Express Scripts Holding Company Adjusted Diluted EPS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(per diluted share)
Diluted EPS attributable to Express Scripts, as reported	$0.97	$0.78	$2.43	$1.86

Excluding items indicated:
Transaction and integration costs (4)	0.10	0.19	0.30	0.57
Legal settlement (5)	—	—	0.05	—
Debt redemption costs (6)	—	0.06	0.01	0.06
Discrete tax items (7)	(0.02)	(0.11)	0.02	(0.06)
Amortization of intangible assets (3)	0.40	0.37	1.16	1.07

Diluted EPS attributable to Express Scripts, adjusted	$1.45	$1.29	$3.97	$3.50

Note: See Appendix for Footnotes

The Company is providing diluted EPS attributable to Express Scripts and adjusted diluted EPS attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 5

Calculation of Express Scripts Holding Company Adjusted Net Income and Adjusted Effective Income Tax Rate

(in millions)

	Three Months Ended September 30, 2015			Nine Months Ended September 30, 2015
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$1,045.6	$378.2		$2,767.5	$1,046.9
Net income attributable to non-controlling interest	(5.7)	—		(17.7)	—

Income before income taxes attributable to Express Scripts	1,039.9	378.2	36.4%	2,749.8	1,046.9	38.1%

Excluding items indicated:
Transaction and integration costs(4)	113.4	42.6		337.8	127.0
Legal settlement(5)	—	—		60.0	22.5
Debt redemption costs (6)	—	—		9.2	3.5
Discrete tax items(7)	—	12.7		—	(13.0)
Amortization of intangible assets(3)	432.8	162.8		1,298.3	488.2

Income before income taxes attributable to Express Scripts, as adjusted	$1,586.1	$596.3	37.6%	$4,455.1	$1,675.1	37.6%

Adjusted net income attributable to Express Scripts		$989.8			$2,780.0

Note: See Appendix for Footnotes

The Company is providing adjusted net income attributable to Express Scripts, net of tax and adjusted effective income tax rate attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 5A

Calculation of Express Scripts Holding Company Adjusted Net Income and Adjusted Effective Income Tax Rate

(in millions)

	Three Months Ended September 30, 2014			Nine Months Ended September 30, 2014
	Income before income taxes	Provision for income taxes	Effective income tax rate	Income before income taxes	Provision for income taxes	Effective income tax rate
Income before income taxes, as reported	$798.3	$209.2		$2,235.7	$789.4
Net income attributable to non-controlling interest	(6.8)	—		(20.5)	—

Income before income taxes attributable to Express Scripts	791.5	209.2	26.4%	2,215.2	789.4	35.6%

Excluding items indicated:
Transaction and integration costs(4)	222.7	82.1		694.2	261.6
Debt redemption costs(6)	71.5	26.9		75.9	28.6
Discrete tax items(7)	—	83.6		—	45.6
Amortization of intangible assets(3)	441.7	163.1		1,317.6	496.6

Income before income taxes attributable to Express Scripts, as adjusted	$1,527.4	$564.9	37.0%	$4,302.9	$1,621.8	37.7%

Adjusted net income attributable to Express Scripts		$962.5			$2,681.1

Note: See Appendix for Footnotes

The Company is providing adjusted net income attributable to Express Scripts, net of tax and adjusted effective income tax rate attributable to Express Scripts excluding the impact of transaction, integration and certain other costs and amortization of intangible assets (which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

Table 6

Express Scripts Holding Company 2015 Guidance Information

	Estimated Year Ending December 31, 2015	Estimated Year Ending December 31, 2015
(in millions, except per share and per claim data)	Current Guidance	Previous Guidance
Adjusted Diluted EPS attributable to Express Scripts*	$5.51 to $5.55	$5.46 to $5.54
Year over year growth	13%-14%	12%-14%
Total adjusted claims	1,290 to 1,310	1,280 to 1,320
Adjusted selling, general and administrative*	$2,000 to $2,075	$1,950 to $2,025
Depreciation**	$415 to $435	$420 to $440
Effective income tax rate	37.5% to 37.7%	37.5% to 37.7%
Adjusted EBITDA*	$7,000 to $7,100	$6,960 to $7,120
Adjusted EBITDA per adjusted claim*	$5.37 to $5.47	$5.30 to $5.50
Diluted weighted average shares outstanding during the period	693 to 703	695 to 705
Cash flow from operations	$4,500 to $5,000	$4,500 to $5,000
Capital expenditures	$300 to $330	$300 to $350

GAAP items not included in guidance (*)

The Company anticipates full-year 2015 integration costs to be approximately $275 million, but the exact amount is indeterminable. Accordingly, the Company is unable to include these charges in the list of GAAP items not included in guidance for 2015 full-year adjusted earnings per diluted share attributable to Express Scripts, adjusted selling, general and administrative, adjusted EBITDA and adjusted EBITDA per adjusted claim or to provide a reconciliation to the corresponding GAAP measure. In addition, full-year 2015 integration costs excludes a non-cash adjustment to depreciation and amortization of approximately $144 million related to the acceleration of remaining useful lives for Medco acquired assets. 2015 Adjusted EPS will exclude amortization of intangible assets per diluted share in the range of $1.53 to $1.57.

**	Approximately $305 to $325 million of this depreciation guidance is included in the guidance for adjusted selling, general and administrative expenses. The remainder of the depreciation guidance is reported in cost of goods sold.

Appendix

Footnotes

(1)	Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs, (b) drugs distributed to clients of other PBMs under limited distribution contracts with pharmaceutical manufacturers and (c) FreedomFP claims.

(2)	Total adjusted claims (a) includes an adjustment to certain network claims to reflect an approximate 30-day equivalent fill and (b) reflects home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than network claims.

(3)	Amortization of intangible assets includes the following items:

Amortization of legacy Express Scripts, Inc. (“ESI”) intangible assets include amounts in both revenues and selling, general and administrative expense.

Revenue amortization is related to the customer contract with Anthem which commenced upon closing of the NextRx acquisition in 2009. Amortization of intangibles that arises in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $23.8 million ($14.9 million net of tax) and $28.5 million ($18.0 million net of tax) is included as a reduction to revenue for the three months ended September 30, 2015 and 2014, respectively. Intangible amortization of $71.4 million ($44.6 million net of tax) and $85.5 million ($53.3 million net of tax) is included as a reduction to revenue for the nine months ended September 30, 2015 and 2014, respectively.

Other legacy ESI intangible amortization of $9.5 million ($5.8 million net of tax) and $9.5 million ($5.9 million net of tax) for the three months ended September 30, 2015 and 2014, is included in selling, general and administrative expense, respectively. Other legacy ESI intangible amortization of $28.3 million ($17.6 million net of tax) and $28.3 million ($17.6 million net of tax) for the nine months ended September 30, 2015 and 2014, is included in selling, general and administrative expense, respectively.

Amortization of intangible assets related to the acquisition of Medco of $399.5 million ($249.3 million net of tax) and $403.7 million ($254.7 million net of tax) for the three months ended September 30, 2015 and 2014, is included in selling, general and administrative expense, respectively. Amortization of intangible assets related to the acquisition of Medco of $1,198.6 million ($747.9 million net of tax) and $1,203.8 million ($750.1 million net of tax) for the nine months ended September 30, 2015 and 2014, is included in selling, general and administrative expense, respectively.

(4)	Transaction and integration costs include those costs directly related to the acquisition of Medco.

Costs of $45.2 million ($28.2 million net of tax) and $65.0 million ($41.4 million net of tax) are primarily composed of integration-related activities, and are included in gross profit for the three months ended September 30, 2015 and 2014, respectively. Costs of $140.6 million ($87.7 million net of tax) and $281.4 million ($175.4 million net of tax) are primarily composed of integration-related activities, and are included in gross profit for the nine months ended September 30, 2015 and 2014, respectively.

Costs of $68.2 million ($42.6 million net of tax) and $157.7 million ($99.2 million net of tax) are primarily composed of professional fees, integration-related activities and severance costs, and are included in selling, general and administrative expense for the three months ended September 30, 2015 and 2014, respectively. Costs of $197.2 million ($123.1 million net of tax) and $412.8 million ($257.2 million net of tax) are primarily composed of professional fees, integration-related activities and severance costs, and are included in selling, general and administrative expense for the nine months ended September 30, 2015 and 2014, respectively.

(5)	Charge related to a legal settlement of $60.0 million ($37.5 million net of tax) is included in selling, general and administrative expense for the nine months ended September 30, 2015.

(6)	Debt redemption costs, which include write-off of deferred financing fees incurred for the early repayment of the 2011 term loan, totaled $9.2 million ($5.7 million net of tax) and are included in interest expense for the nine months ended September 30, 2015. Debt redemption costs, which include write-off of deferred financing fees incurred for the early redemption of senior notes, totaled $71.5 million ($44.6 million net of tax) and $75.9 million ($47.3 million net of tax) and are included in interest expense for the three and nine months ended September 30, 2014, respectively.

(7)	Provision for income taxes includes discrete tax benefits of $12.7 million and net discrete tax charges of $13.0 million for the three and nine months ended September 30, 2015, compared to net discrete tax benefits of $83.6 million and $45.6 million for the three and nine months ended September 30, 2014. The 2015 net discrete tax benefits and charges relate primarily to the deferred tax implications of changes to future state tax rate due in part to state laws enacted during the year, as well as changes in unrecognized tax benefits. The 2014 net discrete tax benefits relate primarily to a change in estimate resulting in the recognition of tax benefits for a permanent deduction related to domestic production activities, offset by charges related to interest on and changes in our unrecognized tax benefits and the deferred tax implications of newly enacted state laws.